CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-208082 and 333-222292 of our report dated January 23, 2018, relating to the audited combined balance sheets of Zuf Acquisitions I LLC b/b/a/ AAdvantage Laundry Systems and Sky-Rent as of June 30, 2017 and 2016, and the related combined statements of income and retained earnings and partners’ capital, and cash flows for the years ended June 30, 2017 and 2016, and the related combined notes thereto, appearing in this Current Report on Form 8-K/A of EnviroStar, Inc.

/s/ Saville, Dodgen & Company, PLLC.

Dallas, Texas

February 13, 2018